UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2014

I.D. Systems, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey 07677

 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (201) 996-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of March 2, 2014, Jeffrey M. Jagid resigned from his position as Chief Executive Officer of I.D. Systems, Inc. (the "Company"). Mr. Jagid is expected to continue his term as a director of the Company but will no longer serve as Chairman of the Company's Board of Directors (the "Board"). Following Mr. Jagid's resignation, the Board appointed Kenneth S. Ehrman, age 44, Interim Chief Executive Officer of the Company, effective immediately. The Board has engaged Lancor, an executive search firm, to identify additional candidates for the CEO position.

Mr. Jagid joined I.D. Systems in 1995. After initially serving as the Company’s Chief Operating Officer, he was named CEO in June, 2000.

Mr. Ehrman co-founded the Company in 1993, has been the Company’s President since its inception, and served as a director of the Company from its inception until 2013. Since September 2012, Mr. Ehrman has also served as a member of the board of directors of Financial Services, Inc., a privately held provider of data processing solutions for banking. He graduated from Stanford University in 1991 with a Bachelor of Science degree in Industrial Engineering. Upon his graduation, and until the Company’s inception, Mr. Ehrman worked as a production manager with Echelon Corporation. Mr. Ehrman is the brother of Michael L. Ehrman, the Company’s Chief Technology Officer.

Mr. Ehrman was not selected as Interim Chief Executive Officer pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K.

The press release related to this matter is furnished as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

Date: March 3, 2014	By:	/s/ Ned Mavrommatis
		Name:	Ned Mavrommatis
		Title:	Chief Financial Officer